Exhibit

[ACCESS WORLDWIDE LOGO]

Contacts:

	Access Worldwide Communications, Inc.	Access Worldwide Communications, Inc.
	(240) 582-0100	(561) 226-5000
	Andrea Greenan	John Hamerski
	Director, Investor Relations	Executive Vice President & CFO
	agreenan@accessww.com	jack@accesstms.com

ACCESS WORLDWIDE REPORTS THIRD QUARTER FINANCIAL RESULTS

BOCA RATON, FL – November 14, 2003 – Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services organization, today reported financial results for the quarter ended September 30, 2003.

For the Three Months Ended September 30, 2003

Our revenues decreased by $0.4 million, or 3.6%, to $10.8 million for the quarter ended September 30, 2003, compared to $11.2 million for the quarter ended September 30, 2002. The decrease was primarily due to a reduction or delay in the number of medical education programs awarded and performed, and was partially offset by an overall increase in billable hours performed on consumer, physician and pharmacy teleservices programs.

We reported a net loss and diluted loss per share from continuing operations of $(9.3) million and $(0.95), respectively, for the quarter ended September 30, 2003, compared to a net loss and diluted loss per share from continuing operations of $(0.1) million and $(0.02), respectively, for the quarter ended September 30, 2002. The loss is primarily the result of a charge recorded due to an impairment of intangible assets in the amount of $9.0 million due to a decrease in revenues and profitability at our medical education operation. This charge reduces the medical education operation’s intangible assets balance to zero. The quarter also included a tax benefit of $0.5 million. Total weighted average diluted shares outstanding for the quarters ended September 30, 2003 and September 30, 2002 were 9,740,501 and 9,740,001, respectively.

For the Nine Months Ended September 30, 2003

Our revenues increased by $1.5 million, or 4.2%, to $37.0 million for the nine months ended September 30, 2003, compared to $35.5 million for the nine months ended September 30, 2002. The improvement is primarily the result of an overall increase in billable hours performed on consumer, physician and pharmacy teleservices programs and was partially offset by the reduction in the number of medical education programs awarded and performed.

We reported a net loss and diluted loss per share from continuing operations of $(10.9) million and $(1.11), respectively, for the nine months ended September 30, 2003, compared to a net loss and diluted loss per share from continuing operations of $(0.4) million and $(0.05), respectively, for the nine months ended September 30, 2002. The loss for the nine months ended September 30, 2003 is primarily the result of the intangible assets charge of $9.0 million. In addition, we recorded a bad debt expense reserve of

$0.6 million relating to a pharmaceutical client which was partially offset by a tax benefit of $0.5 million. Total weighted average diluted shares outstanding for the nine months ended September 30, 2003 and September 30, 2002 were 9,740,390 and 9,740,001, respectively.

As of September 30, 2003, we were in default of the financial covenants contained in our Debt Agreement dated June 10, 2003 with our lender, CapitalSource Finance LLC, due to a significant decrease in revenues and profitability at our medical education operation. On November 12, 2003, we entered into the Second Amendment (“Second Amendment”) to our Debt Agreement. The Second Amendment eliminated the default, modified the financial covenants to allow for such event and increased the minimum additional participation fee from $250,000 to $400,050.

“The third quarter was a challenging period,” remarked Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide. “Revenues for our Consumer Segment increased $1.1 million, or 20.0%, to $6.6 million; however, revenues at our Pharmaceutical Segment decreased $1.6 million, or 28%, to $4.1 million.”

Mr. Raslan continued, “The Pharmaceutical Segment consists of a pharmaceutical marketing operation that increased revenues by $0.7 million, or 33.0%, to $2.8 million and a medical education operation that had a decrease in revenues of $2.4 million, or 64.9%, to $1.3 million for the three months ended September 30, 2003. Unfortunately, the performance of our medical education operation was disappointing and did not meet our expectations. We are working to rebuild the revenue stream and are in the process of hiring additional sales professionals with established track records in the industry.”

Founded in 1983, Access Worldwide provides a variety of sales, marketing and education services. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, we reach the mainstream and growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has over 1,100 employees in offices throughout the United States. More information is available at www.awwc.com.

This press release contains forward-looking statements including statements regarding financial results and the debt agreement. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: the ability to continue as a going concern if the Company is unable to generate cash flow and income from continuing operations; the ability to continue to comply with the financial covenants contained under the debt agreement; competition from other third-party providers and those clients and prospects who may decide to do the work that Access Worldwide does in-house; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients that are able to be served; potential consumer saturation reducing the need for services; the Company’s ability and clients’ ability to comply with state, federal and industry regulations; reliance on a limited number of major clients and the possible loss of one or more clients; the ability to develop or fund the operations of new products or service offerings; reliance on technology; reliance on key personnel and labor force; the possible prolonged impact of the general downturn in the U.S. economy; the volatility of the stock price; and the unpredictability of the outcome of litigation in which the Company is involved. For a more detailed discussion of these risks and others that could affect results, see the Company’s filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

– Tables Follow –

Access Worldwide Communications, Inc.

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ending September 30,		For the Nine Months Ending September 30,
	2003	2002	2003	2002
Revenues	$10,770,036	$11,246,562	$36,969,317	$35,510,638
Cost of revenues	6,781,065	6,689,396	24,423,376	22,406,750

Gross profit	3,988,971	4,557,166	12,545,941	13,103,888

Selling, general & administrative expenses	4,475,741	4,542,153	14,507,855	13,138,930
Impairment of intangible assets	8,951,856	—	8,951,856	—
Gain on extinguishment of indebtedness – related party	—	—	(299,555)	—

(Loss) income from operations	(9,438,626)	15,013	(10,614,215)	(35,042)

Interest expense, net	(373,176)	(163,956)	(782,604)	(408,303)

Loss before income tax benefit	(9,811,802)	(148,943)	(11,396,819)	(443,345)

Income tax benefit	546,204	—	546,204	—

Loss from continuing operations	(9,265,598)	(148,943)	(10,850,615)	(443,345)

Gain on discontinued operations, net	—	97,543	—	7,983,922

Net (loss) income	$(9,265,598)	$(51,400)	$(10,850,615)	$7,540,577

Basic (loss) earnings per share:
– Continuing operations	$(0.95)	$(0.02)	$(1.11)	$(0.05)
– Discontinued operations	$—	$0.01	$—	$0.82
– Net (loss) income	$(0.95)	$(0.01)	$(1.11)	$0.77
Weighted average common shares outstanding	9,740,501	9,740,001	9,740,390	9,740,001

Diluted (loss) earnings per share:
– Continuing operations	$(0.95)	$(0.02)	$(1.11)	$(0.05)
– Discontinued operations	$—	$0.01	$—	$0.82
– Net (loss) income	$(0.95)	$(0.01)	$(1.11)	$0.77
Weighted average common shares outstanding	9,740,501	9,740,001	9,740,390	9,740,001

Access Worldwide Communications, Inc.

Consolidated Balance Sheets

	September 30, 2003 (unaudited)	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$448,604	$2,197,209
Restricted cash	123,000	—
Accounts receivable, net	8,914,642	9,663,853
Unbilled receivables	2,059,685	3,005,335
Other assets, net	1,904,859	528,053

Total current assets	13,450,790	15,394,450
Property and equipment, net	4,176,542	4,804,536
Intangible assets, net	—	9,062,900
Restricted cash	711,000	—
Other assets, net	425,302	168,854

Total assets	$18,763,634	$29,430,740

LIABILITIES AND COMMON STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Current portion of indebtedness	$3,575,836	$5,255,559
Current portion of indebtedness – related parties	383,334	1,724,291
Accounts payable and accrued expenses	7,863,570	8,540,869
Deferred revenues	3,291,775	717,310
Accrued salaries, wages and related benefits	1,321,453	2,199,862
Accrued interest and other related party expenses	13,305	23,990

Total current liabilities	16,449,273	18,461,881
Long-term portion of indebtedness	129,567	51,564
Other long-term liabilities	286,053	314,259
Convertible notes, net	1,448,140	—
Mandatorily redeemable preferred stock, $0.01 par value: 2,000,000 share authorized, 40,000 shares issued and outstanding	4,000,000	4,000,000

Total liabilities	22,313,033	22,827,704

Commitments and contingencies

Common stockholders’ (deficit) equity
Common stock, $0.01 par value: voting 20,000,000 shares authorized; 9,740,501 and 9,740,001 shares issued and outstanding, respectively	97,405	97,400
Additional paid-in capital	64,362,294	63,636,069
Accumulated deficit	(67,981,048)	(57,130,433)
Unearned stock compensation	(28,050)	—

Total common stockholders’ (deficit) equity	(3,549,399)	6,603,036

Total liabilities and common stockholders’ (deficit) equity	$18,763,634	$29,430,740